United Security Bancshares reports 3rd quarter profits of $3.5 million

FRESNO, CA - October 17, 2018. United Security Bancshares (Nasdaq: UBFO), today announced its unaudited financial results for the quarter and nine months ended September 30, 2018. The Company reported consolidated net income of $3,518,000, or $0.21 per basic and diluted common share, for the quarter ended September 30, 2018, as compared to $2,740,000, or $0.16 per basic and diluted common share, for the quarter ended September 30, 2017. The Company recognized net income of $10,068,000 for the nine months ended September 30, 2018, an increase of 44% compared to the net income of $7,004,000 recognized for the nine months ended September 30, 2017. Basic earnings per share increased to $0.60 with diluted earnings per share increasing to $0.59 for the nine months ended September 30, 2018, as compared to basic and diluted shares of $0.42 for the nine months ended September 30, 2017.

Third Quarter 2018 Highlights (at or for the quarter ended September 30, 2018, except where noted)

▪	Net interest income after provision for credit losses increased to $9,236,000 compared to $8,150,000 for the quarter ended September 30, 2017, and increased from $8,914,000 in the preceding quarter.

▪	Net interest margin increased to 4.43% from 4.35% for the quarter ended September 30, 2017.

▪	Net recoveries totaled $746,000, compared to net recoveries of $145,000 for the quarter ended September 30, 2017.

▪	Capital positions remain strong with a 12.96% Tier 1 Leverage Ratio, a 15.46% Common Equity Tier 1 Ratio; a 16.94% Tier 1 Risk-Based Capital Ratio; and a 18.19% Total Risk-Based Capital Ratio.

▪	Annualized return on average assets ("ROAA") was 1.59%, compared to 1.33% for the quarter ended September 30, 2017.

▪	Annualized return on average equity ("ROAE") was 13.06%, compared to 10.77% for the quarter ended September 30, 2017.

▪	Total loans decreased to $577,598,000, compared to $602,390,000 at December 31, 2017.

▪	Other real estate owned balances remained at $5,745,000 at September 30, 2018 when compared to $5,745,000, at December 31, 2017.

▪	The allowance for credit losses as a percentage of gross loans decreased to 1.52%, compared to 1.54% at December 31, 2017.

▪	Total deposits increased to $778,883,000, compared to $687,693,000 at December 31, 2017.

▪	Book value per share increased to $6.33, compared to $6.00 at December 31, 2017.

Dennis Woods, President and Chief Executive Officer, stated: "We are pleased to announce the Company continues to report strong earnings and balance sheet growth. As a result of this success, the Board of Directors of the Company increased its cash dividend during the third quarter. We continue to look for additional growth opportunities and look forward to carrying this momentum through the fourth quarter."

Results of Operations

Annualized ROAE for the nine months ended September 30, 2018 was 12.82%, compared to 9.42% for the nine months ended September 30, 2017. ROAA was 1.58% for the nine months ended September 30, 2018, compared to 1.17% for the nine months ended September 30, 2017. ROAE for the quarter ended September 30, 2018 was 13.06% compared to 10.77% for the same period in 2017. ROAA was 1.59% for the quarter ended September 30, 2018, compared to 1.33% for the same period in 2017. The average cost of deposits was 0.31% for the quarter ended September 30, 2018, and 0.20% for the quarter ended September 30, 2017. The increase in the cost of deposits is attributed to increases in rates paid on time deposits and money market accounts.

Net interest income after the provision for credit losses for the nine months ended September 30, 2018 totaled $26,664,000, an increase of $3,583,000, or 15.52%, from $23,081,000 for the same period ended September 30, 2017. The Company's net interest margin increased from 4.24% for the nine months ended September 30, 2017 to 4.31% for the nine months ended September 30, 2018. The 7 basis point increase in net interest margin in the period-to-period comparison was the result of higher yields on both the loan portfolio and overnight deposits, partially offset by increasing cost of deposits. The yield on loans increased from 5.39% for the nine months ended September 30, 2017 to 5.52% for the nine months ended September 30, 2018. The increase in net interest income on a year-over-year comparison is the result of higher interest rates on loans and an increase in overnight funds and investment securities, partially offset by increasing cost of deposits. Net interest income after the provision for credit losse

s for the quarter ended September 30, 2018 totaled $9,236,000, an increase of $1,086,000 or 13.33% from the net interest income of $8,150,000 for the same period ended September 30, 2017.

Non-interest income for the nine months ended September 30, 2018 totaled $2,940,000, reflecting a decrease of $211,000 from $3,151,000 in non-interest income reported for the nine months ended September 30, 2017. Customer service fees, which represent the largest portion of the Company's non-interest income, totaled $2,787,000 and $2,897,000 for the years ended September 30, 2018 and 2017, respectively. On a year-over-year comparative basis, non-interest income decreased primarily due to a $923,000 loss on the fair value of junior subordinated debentures ("TRUPs") for the nine months ended September 30, 2018, compared to a $688,000 loss for the same period ended September 30, 2017. The change in the fair value of TRUPs reflected in non-interest income was caused by fluctuations in the LIBOR yield curve. The decrease in non-interest income was partially offset by a gain recorded on the death benefit proceeds of bank-owned life insurance of $171,000.

On January 1, 2018, the Company adopted ASU 2016-01, requiring the Company to present separately in other comprehensive income the portion of change in fair value of the TRUPs resulting from a change in the instrument-specific credit risk. In contrast, prior to January 1, 2018 the entire change in the fair value of TRUPs was recorded in earnings. For the nine months ended September 30, 2018, the Company has recognized a change of $643,000 on the fair value of TRUPs, of which a $923,000 loss was attributed to fluctuations in the LIBOR yield curve, and recorded in earnings, and a $280,000 gain was attributed to changes in credit risk and presented in other comprehensive income.

Non-interest income for the quarter ended September 30, 2018 totaled $849,000, reflecting a decrease of $327,000 from the $1,176,000 in non-interest income reported for the quarter ended September 30, 2017. The decrease during the period was primarily due to recording a $262,000 loss on the fair value of TRUPs for the quarter ended September 30, 2018, as compared to a $88,000 loss for the same period ended 2017. The change in the fair value of TRUPs reflected in non-interest income was primarily caused by fluctuations in the LIBOR yield curve. Customer service fees totaled $815,000 for the quarter ended September 30, 2018, as compared to $959,000 for the quarter ended September 30, 2017.

For the nine months ended September 30, 2018, non-interest expense totaled $15,459,000, an increase of $916,000 compared to $14,543,000 for the nine months ended September 30, 2017. On a year-over-year comparative basis, non-interest expense increased primarily due to increases of $649,000 in salary and employee benefits, $386,000 in OREO expenses, and $222,000 in professional fees, partially offset by a decrease of $65,000 in regulatory fees and a decrease of $104,000 in the loss on a tax credit partnership. The increase in salary and employee benefits is attributed to additional compensation expense related to equity awards. OREO expense for the nine months ended September 30, 2017 includes a $336,000 gain related to the sale of OREO. The decrease in other non-interest expenses of $324,000 includes a $121,000 recovery of workman's compensation insurance expense.

Non-interest expense totaled $5,143,000 for the quarter ended September 30, 2018, an increase of $397,000 as compared to $4,746,000 reported for the quarter ended September 30, 2017. On a quarter-over-quarter comparative basis, non-interest expense increased primarily due to increases in salary and employee benefits, occupancy expense, and net cost on operation of OREO. The increase in salary and employee benefits was primarily due to increases in employee salaries and additional compensation expense related to equity awards.

The Company recorded an income tax provision of $4,077,000 for the nine months ended September 30, 2018, compared to $4,685,000 for the same period in 2017. The effective tax rate for the nine months ended September 30, 2018 was 28.82%, compared to 40.08% for the nine months ended September 30, 2017. For the quarter ended September 30, 2018, the Company recorded a tax provision of $1,424,000, compared to a provision of $1,840,000 for the same period in 2017. The signing of the Tax Cuts and Jobs Act on December 22, 2017 reduced the Company’s federal income tax rate from 35% to 21% effective as of the beginning of 2018.

In an attempt to remain consistent with prior periods, provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation continues to exclude Non-Core items such as the Fair Value Adjustment for TRUPs, recovery of provision for credit loss, and gain on sale of other real estate owned ("OREO"). As such core net income would have been $9,577,000 for the nine months ended September 30, 2018, an increase of approximately 33% compared to net income of $7,212,000 for the same period in 2017. Management believes that our financial results are more comparative excluding the impact of such non-core items.

Balance Sheet Review

Total assets increased $98,192,000, or 12.19%, for the nine months ended September 30, 2018, due primarily to increases of $105,651,000 in overnight funds held at the Federal Reserve. This increase is partially the reflection of an increase of

$91,190,000 in deposits. Loan balances decreased by $24,236,000 during 2018 and investment securities increased by $20,005,000. The reduction in loan balances is primarily attributed to the payoff of a large relationship during the second quarter of 2018. The Company continues to review multiple loan purchase opportunities, on a flow basis, and recently executed a $30,000,000 letter of intent to purchase SBA loans.

Total deposits increased $91,190,000, or 13.26%, to $778,883,000 during the nine months ended September 30, 2018. This increase was due to increases of $75,190,000 in NOW, money market, and savings accounts, $8,086,000 in time deposits, and $7,914,000 in noninterest bearing deposits. Interest bearing deposits and savings accounts increased 23.83% to $390,752,000 at September 30, 2018, compared to $315,562,000 at December 31, 2017. Noninterest bearing deposits increased 2.58% to $315,213,000 at September 30, 2018, compared to $307,299,000 at December 31, 2017. As a result of these large increases, net core deposits, which is made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, increased $83,104,000.

Shareholders’ equity at September 30, 2018 was $107,046,000, up $5,694,000 from shareholders’ equity of $101,352,000 at December 31, 2017. The increase in equity was a result of net earnings for the period, partially offset by cash dividends.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.10 per share on September 25, 2018. The dividend is payable on October 19, 2018, to shareholders of record as of October 9, 2018. The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.09 per share on June 26, 2018. The dividend was payable on July 19, 2018, to shareholders of record as of July 9, 2018. The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.09 per share on March 27, 2018. The dividend was payable on April 19, 2018, to shareholders of record as of April 9, 2018. No assurances can be provided that future dividends will be declared and/or as to the timing of such future dividends, if any.

Credit Quality

The Company has recorded a recovery of provision for credit losses of $1,699,000 for the nine months ended September 30, 2018, compared to a recovery of provision of $24,000 for the nine months ended September 30, 2017. Net loan recoveries totaled $1,230,000 for the nine months ended September 30, 2018, as compared to net recoveries of $280,000 for the nine months ended September 30, 2017. The Company recorded a recovery of provision for credit loss of $373,000 for the quarter ended September 30, 2018, compared to a provision for credit losses of $7,000 for the quarter ended September 30, 2017. The recovery of provision for the quarter ended September 30, 2018 is the result of loan recoveries and improvement in historical loss factors, partially offset by additional reserves required due to adjustments in qualitative factors. Net loan recoveries totaled $746,000 for the quarter ended September 30, 2018, as compared to net loan recoveries of $145,000 for the quarter ended September 30, 2017.

The Company's allowance for loan loss totaled 1.52% of the loan portfolio at September 30, 2018, compared to 1.54% at December 31, 2017. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor. Management considers the allowance for credit losses at September 30, 2018 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, increased approximately $4,779,000 between December 31, 2017 and September 30, 2018 to $22,389,000. Nonperforming assets as a percentage of total assets increased from 2.19% at December 31, 2017 to 2.48% at September 30, 2018. The increase in nonperforming assets is mainly attributed to increases in nonaccrual loans, partially offset by paydowns on restructured loans. Nonaccrual loans increased $6,810,000 between December 31, 2017 and September 30, 2018 to $12,106,000. The increase in nonaccrual loans is isolated to one borrower, which is well-secured by real estate collateral. OREO totaled $5,745,000 at September 30, 2018 and December 31, 2017.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

NON-GAAP FINANCIAL MEASURES
This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending due to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations." Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30, 2018	December 31, 2017
Assets
Cash and non-interest-bearing deposits in other banks	$28,952	$35,237
Due from Federal Reserve Bank ("FRB")	178,348	72,697
Cash and cash equivalents	207,300	107,934
Investment securities available for sale (at fair value)	62,103	41,985
Marketable equity securities (at fair value)	3,624	3,737
Investment securities	65,727	45,722
Loans and leases, net of unearned fees	577,598	602,390
Less: Allowance for credit losses	(8,798)	(9,267)
Net loans	568,800	593,123
Premises and equipment - net	9,875	10,165
Other real estate owned	5,745	5,745
Goodwill and intangible assets	4,488	4,488
Cash surrender value of life insurance	19,935	19,752
Deferred income tax asset - net	2,760	2,389
Accrued interest receivable	9,412	6,526
Investment in limited partnerships	1,588	1,601
Other assets	8,398	8,391
Total assets	$904,028	$805,836

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing demand deposits	$315,213	$307,299
Money market, NOW, and savings	390,752	315,562
Time	72,918	64,832
Total deposits	778,883	687,693
Accrued interest payable	57	44
Other liabilities	7,639	7,017
Junior subordinated debentures (at fair value)	10,403	9,730
Total liabilities	796,982	704,484

Shareholders' equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 16,903,290 at September 30, 2018 and 16,885,615 at December 31, 2017	58,472	57,880
Retained earnings	47,852	44,182
Accumulated other comprehensive income (loss)	722	(710)
Total shareholders' equity	107,046	101,352
Total liabilities and shareholders' equity	$904,028	$805,836

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Interest income:
Interest and fees on loans	$8,397	$7,978	$24,114	$22,782
Interest on investment securities	351	238	809	691
Interest on deposits in FRB	806	375	1,870	858
Interest on deposits in other banks	—	1	—	4
Total interest income	9,554	8,592	26,793	24,335

Interest expense:
Interest on deposits	579	355	1,517	1,055
Interest on other borrowed funds	112	80	311	223
Total interest expense	691	435	1,828	1,278
Net interest income	8,863	8,157	24,965	23,057
(Recovery of provision) Provision for Credit Losses	(373)	7	(1,699)	(24)
Net interest income after (recovery of provision) provision for credit losses	9,236	8,150	26,664	23,081

Non-interest income:
Customer service fees	815	959	2,787	2,897
Increase in cash surrender value of bank-owned life insurance	132	134	389	400
Loss on marketable equity securities	(35)	—	(114)	—
Loss on fair value of junior subordinated debentures	(262)	(88)	(923)	(688)
Gain on death benefit proceeds from bank-owned life insurance	—	—	171	—
Gain on sale of investment in limited partnership	—	3	—	3
Gain on sale of assets	—	—	29	—
Other non-interest income	199	168	601	539
Total non-interest income	849	1,176	2,940	3,151

Non-interest expense:
Salaries and employee benefits	2,826	2,578	8,798	8,149
Occupancy expense	1,121	1,087	3,256	3,144
Data processing	13	29	104	81
Professional fees	408	312	1,134	912
Regulatory assessments	87	43	248	313
Director fees	78	72	239	215
Correspondent bank service charges	15	18	48	55
Loss (gain) on California tax credit partnership	5	(1)	14	118
Net cost (gain) on operation and sale of OREO	30	21	129	(257)
Other non-interest expense	560	587	1,489	1,813
Total non-interest expense	5,143	4,746	15,459	14,543

Income before income tax provision	4,942	4,580	14,145	11,689
Provision for income taxes	1,424	1,840	4,077	4,685
Net income	$3,518	$2,740	$10,068	$7,004

Basic earnings per common share	$0.21	$0.16	$0.60	$0.42
Diluted earnings per common share	$0.21	$0.16	$0.59	$0.42
Weighted average basic shares for EPS	16,902,218	16,879,868	16,897,524	16,821,667
Weighted average diluted shares for EPS	16,954,053	16,901,520	16,933,477	16,840,152

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Average Balances:
Loans (1)	$571,673	$574,484	$584,424	$565,068
Investment securities – taxable	59,571	51,811	51,489	54,284
Interest-bearing deposits in other banks	—	654	—	652
Interest-bearing deposits in FRB	163,572	117,803	137,478	107,921
Total interest-earning assets	794,816	744,752	773,391	727,925
Allowance for credit losses	(8,931)	(9,104)	(9,218)	(9,017)
Cash and due from banks	27,514	22,375	27,111	21,393
Other real estate owned	5,745	5,745	5,745	6,083
Other non-earning assets	56,227	52,856	54,653	51,687
Total average assets	$875,371	$816,624	$851,682	$798,071

Interest bearing deposits	$449,041	$391,353	$431,118	$398,963
Junior subordinated debentures	10,062	9,399	9,783	9,114
Total interest-bearing liabilities	459,103	400,752	440,901	408,077
Non-interest-bearing deposits	303,718	308,480	299,736	283,783
Other liabilities	5,650	6,390	6,013	6,818
Total liabilities	768,471	715,622	746,650	698,678
Total equity	106,900	101,002	105,032	99,393
Total liabilities and equity	$875,371	$816,624	$851,682	$798,071

Average Rates:
Loans (1)	5.83%	5.51%	5.52%	5.39%
Investment securities- taxable	2.34%	1.82%	2.10%	1.70%
Interest-bearing deposits in other banks	—%	0.61%	—%	0.82%
Interest-bearing deposits in FRB	1.95%	1.26%	1.82%	1.06%
Earning assets	4.77%	4.58%	4.63%	4.47%
Interest bearing deposits	0.51%	0.36%	0.47%	0.35%
Junior subordinated debentures	4.42%	3.38%	4.25%	3.27%
Total interest-bearing liabilities	0.60%	0.43%	0.55%	0.42%
Net interest margin	4.43%	4.35%	4.31%	4.24%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)
	September 30, 2018	December 31, 2017	September 30, 2017
Commercial and industrial	$—	$212	$271
Real estate - mortgage	393	742	466
RE construction & development	11,713	4,342	4,408
Total nonaccrual loans	$12,106	$5,296	$5,145

Loans past due 90 days and still accruing	417	485	—
Restructured loans	4,121	6,084	7,026
Total nonperforming loans	$16,644	$11,865	$12,171
Other real estate owned	5,745	5,745	5,745
Total nonperforming assets	$22,389	$17,610	$17,916

Nonperforming assets to total gross loans	3.88%	2.92%	3.07%
Nonperforming assets to total assets	2.48%	2.19%	2.12%
Allowance for loan losses to nonperforming loans	52.86%	78.10%	75.24%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Return on average assets	1.59%	1.33%	1.58%	1.17%
Return on average equity	13.06%	10.77%	12.82%	9.42%
Net recoveries to average loans	(0.52)%	(0.10)%	(0.28)%	(0.07)%

	September 30, 2018	December 31, 2017
Shares outstanding - period end	16,903,290	16,885,615
Book value per share	$6.33	$6.00
Efficiency ratio (1)	53.55%	54.83%
Total impaired loans	$19,212	$14,790
Net loan to deposit ratio	73.03%	86.25%
Allowance for credit losses to total loans	1.52%	1.54%
Total capital to risk weighted assets
Company	18.19%	17.54%
Bank	18.02%	17.31%
Tier 1 capital to risk-weighted assets
Company	16.94%	16.29%
Bank	16.77%	16.06%
Common equity tier 1 capital to risk-weighted assets
Company	15.46%	14.81%
Bank	16.77%	16.06%
Tier 1 capital to adjusted average assets (leverage)
Company	12.96%	13.01%
Bank	12.89%	12.90%
(1) Efficiency ratio is defined as total noninterest expense minus net cost on operation of OREO divided by net interest income before provision for credit losses plus total noninterest income minus loss on fair value of TRUPs.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Nine Months Ended September 30,
	2018	2017	Change $	Change %
Net income	$10,068	$7,004	$3,064	43.75%

TRUPs (1) fair value adjustment loss pretax	(923)	(688)
Reversal of provision for credit losses (2)	1,615	—
Gain on sale of Other Real Estate Owned (OREO) (3)	—	336
	692	(352)

Income tax effect (29% in 2018, 41% in 2017)	201	(144)
Non-core items net of taxes	491	(208)

Non-GAAP core net income	$9,577	$7,212	$2,365	32.79%

(1)
TRUPs Fair Value Adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Non-GAAP Core Income change. The adoption of ASU 2016-01 on January 1, 2018, requires the Company to present separately in other comprehensive income the portion of change in fair value of the TRUPs resulting from a change in the instrument-specific credit risk. In 2018, the Company recognized a change of $643,000 on the fair value of the TRUPs, of which a $923,000 loss was attributed to fluctuations in the LIBOR yield curve, and recorded in earnings, and a $280,000 gain was attributed to changes in credit risk and presented in other comprehensive income. Prior to 2018, the entire change in fair value of TRUPs was recorded in earnings.

(2)
A reversal of provision for credit losses is not part of Non-GAAP Core Income. This reversal from the allowance for credit losses was in excess of the required reserve. The recovery of provision for credit losses for $1,699,000 for the nine months ended September 30, 2018, within the Consolidated Statements of Income, includes this reversal of provision for credit losses of $1,615,000 and a recovery of provision for overdrafts and unfunded loan commitments of $84,000.

(3)	Gain on sale of Other Real Estate Owned (OREO) is not part of Core Income.